Exhibit 10.4

Amendment No. 1
to
2006 Equity Incentive Plan
of
ImmunoCellular Therapeutics, Ltd.

(As Amended and Restated as of June 14, 2013)

This Amendment No. 1 (this “Amendment”) to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd., as amended and restated as of June 14, 2013, dated as of September 20, 2013 (the “Effective Date”), is made by ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the 2006 Equity Incentive Plan, as amended and restated as of June 14, 2013 (the “Plan”); and

WHEREAS, all capitalized terms not defined herein will have the meanings ascribed to such terms in the Plan; and

WHEREAS, the Company desires to amend the Plan to provide that, effective as of the Effective Date, the Expiration Date of any Options or SARs granted on or after the Effective Date will be extended to a later date (not to exceed ten years from the date the Option or SAR is granted) if the Expiration Date occurs during a one of the Company’s Blackout Periods (as defined below); and

WHEREAS, Section 13 of the Plan authorizes the Board of Directors of the Company (the “Board”) to so amend the Plan.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1. Amendment to Section 6.1.10.  Section 6.1.10 is hereby deleted in its entirety and replaced with the following sentences.

Option and SAR Term.  No Option or SAR shall be exercisable more than 10 years after the date of grant, or such lesser period of time as is set forth in the applicable agreement (the end of the maximum exercise period stated in the agreement is referred to in this Plan as the “Expiration Date”).  Notwithstanding the preceding sentence, with respect to any Option or SAR granted on or after September 20, 2013, if the Expiration Date of any such Option or SAR occurs during a period in which the sale of any Common Stock received upon exercise of an Option or SAR would violate the Company’s insider trading policy (each, a “Blackout Period”) and the holder of such Option or SAR has not terminated employment or service with the Company or any Affiliate on or prior to the Expiration Date set forth in the preceding sentence (the “Original Expiration Date”), the Original Expiration Date will automatically be extended to the earlier of (i) the date that occurs thirty (30) days after the expiration of the applicable Blackout Period, and (ii) the day before the tenth anniversary (or if the Option is an ISO granted to any Ten Percent Stockholder, the fifth anniversary) of the date on which the Option or SAR was granted (in either case, the “Extended Expiration Date”).  For the sake of clarity, the preceding sentence will not apply to any holder of an Option or SAR who terminates employment or service with the Company or any Affiliate on or prior to the Original Expiration Date, notwithstanding the fact that such date may occur during a Blackout Period.

2. Ratification. All other provisions of the Plan remain unchanged and are hereby ratified by the Company and the Board.

3. Effective Date.  This Amendment shall be effective as of the date set forth in the first sentence of this Amendment.

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